UNITED STATES
                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549


                                      SCHEDULE 13G
                        Under the Securities Exchange Act of 1934
                                    (Amendment No. 2)*

                               Krispy Kreme Doughnuts Inc.

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       501014104

                                     (CUSIP Number)

                                    December 31, 2006

                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[  ]     Rule 13d-1(b)
[X]      Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 501014104

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       1.       Names of Reporting Persons
                IRS Identification No:

                Jefferies Asset Management, LLC
                65-1211841
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       2.       Check the Appropriate Box if a Member of a Group
(See Instructions):

		(a)

                (b)

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       3.       SEC Use Only
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--------------------------------------------------------------------------------
       4.       Citizenship or Place of Organization:
                Delaware
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    Number of    5.    Sole Voting Power:
                     0
     Shares     ----------------------------------------------------------------
                ----------------------------------------------------------------
  Beneficially  6.    Shared Voting Power:
                     3,594,700
    Owned by    ----------------------------------------------------------------
                ----------------------------------------------------------------
      Each      7.    Sole Dispositive Power:
                     0
   Reporting    ----------------------------------------------------------------
                ----------------------------------------------------------------
  Person With   8.    Shared Dispositive Power:
                     3,594,700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                3,594,700
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--------------------------------------------------------------------------------
      10.       Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)[X] Jefferies Asset Management, LLC makes investment decisions on an independent basis and does not report beneficial ownership of securities on an aggregate basis with other entities of the Jefferies Group, Inc. group of companies. Therefore, the amount in Row (9) excludes shares, if any, beneficially owned by such other entities.

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--------------------------------------------------------------------------------
      11.       Percent of Class Represented by Amount in Row (9):
                5.74%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      12.       Type of Reporting Person (See Instructions):
                IA
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                                      Page 2 of 7

--------------------------------------------------------------------------------

  CUSIP No. 501014104

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--------------------------------------------------------------------------------
       1.       Names of Reporting Persons:
                IRS Identification No:

                Jefferies Paragon Master Fund, Ltd.
                98-0425637

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--------------------------------------------------------------------------------
       2.       Check the Appropriate Box if a Member of a Group
(See Instructions):

              	(a)

                (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       3.       SEC Use Only
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       4.       Citizenship or Place of Organization:
                Cayman Islands
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   Number of    5.    Sole Voting Power:
                     0
     Shares     ----------------------------------------------------------------
                ----------------------------------------------------------------
  Beneficially  6.    Shared Voting Power:
                     3,594,700
    Owned by    ----------------------------------------------------------------
                ----------------------------------------------------------------
      Each      7.    Sole Dispositive Power:
                     0
   Reporting    ----------------------------------------------------------------
                ----------------------------------------------------------------
  Person With   8.    Shared Dispositive Power:
                     3,594,700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                 3,594,700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      10.       Check if the Aggregate Amount in Row (9) Excludes Certain
Shares (See Instructions)[X] Jefferies Asset Management, LLC makes investment decisions on an independent basis and does not report beneficial ownership of securities on an aggregate basis with other entities of the Jefferies Group, Inc. group of companies. Therefore, the amount in Row (9) excludes shares, if any, beneficially owned by such other entities.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      11.       Percent of Class Represented by Amount in Row (9):
                 5.74%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      12.       Type of Reporting Person (See Instructions):
                CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 Item:
--------------------------------------------------------------------------------
      1(a)      Name of Issuer:
                Krispy Kreme Doughnuts Inc.
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--------------------------------------------------------------------------------

      1(b)      Address of Issuer's Principal Executive Offices:
                370 Knollwood Street, Suite 500
                Winston-Salem, NC 27103
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--------------------------------------------------------------------------------

      2(a)      Name of Person Filing:
                (i) Jefferies Asset Management, LLC as investment manager to fund below.
                (ii)  Jefferies Paragon Master Fund, Ltd.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      2(b)      Address of Principal Business Office or, if none, Residence:
                (i) The Metro Center, One Station Place, Three North Stamford, Connecticut 06902
                (ii) Walker House, Mary Street, George Town, Grand Cayman
                     Cayman Islands, British West Indies
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--------------------------------------------------------------------------------

      2(c)      Citizenship:
                (i)   Delaware
                (ii)  Cayman Islands
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--------------------------------------------------------------------------------

      2(d)      Title of Class of Securities:
                Common Stock
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--------------------------------------------------------------------------------

      2(e)      CUSIP Number:
                501014104
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--------------------------------------------------------------------------------

      3         If this statement is filed pursuant toss.240.13d-1(b)
orss.240.13d-2(b)or (c), check whether the person filing is a:

                (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
                (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
                (c) [ ] Insurance company defined in Section 3(a)(19) of the Exchange Act.
                (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
                (e) [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
                (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
                (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
                (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
                (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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--------------------------------------------------------------------------------

      4(a)      Amount beneficially owned:
                (i)   3,594,700
                (ii)  3,594,700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(b)      Percent of class:
                (i)  5.74%
                (ii) 5.74%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(c)      Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote:
                      (a)   0
                      (b)   0
                (ii)  Shared power to vote or to direct the vote:
                      (a)   3,594,700
                      (b)   3,594,700
                (iii) Sole power to dispose or to direct the disposition of:
                      (a)   0
                      (b)   0
                (iv)  Shared power to dispose or to direct the disposition of:
                      (a)   3,594,700
                      (b)   3,594,700
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--------------------------------------------------------------------------------

       5.       Ownership of Five Percent or Less of a Class: [ ]
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--------------------------------------------------------------------------------

       6.       Ownership of More than Five Percent on Behalf of Another Person:
                Not Applicable
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--------------------------------------------------------------------------------

       7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                Not Applicable
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--------------------------------------------------------------------------------

       8.       Identification and Classification of Members of the Group:
                Not Applicable

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--------------------------------------------------------------------------------

       9.       Notice of Dissolution of Group:

                Not Applicable
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--------------------------------------------------------------------------------

      10.       Certification:
      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2007

JEFFERIES ASSET MANAGEMENT, LLC

By:  /s/JOSEPH A SCHENK
_______________________________
Name:  Joseph A. Schenk
Title: Executive Vice President &
Chief Finanical Officer


JEFFERIES PARAGON MASTER FUND, LTD.


By: /s/JOSEPH A SCHENK
___________________________________
Name:  Joseph A. Schenk
Title: Authorized Person

                                        EXHIBIT A

                                JOINT FILING AGREEMENT

The undersigned hereby agrees that the statement on Schedule 13G with respect to the Common Stock of Krispy Kreme Doughnuts Inc. dated as of November 4, 2005 is, and any further amnedment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13D-1(k) under the securities Exchange Act of 1934, as amended.

Dated:  November 4, 2005

JEFFERIES ASSET MANAGEMENT, LLC

By:  /s/JOSEPH A SCHENK
_______________________________
Name:  Joseph A. Schenk
Title: Executive Vice President &
       Chief Finanical Officer


JEFFERIES PARAGON MASTER FUND, LTD.

By: /s/JOSEPH A SCHENK
___________________________________
Name:  Joseph A. Schenk
Title: Authorized Person